Exhibit 3.1

*150301*
ROSS MILLER Secretary of State 204 North Carson Street, Suite 1 Carson City, Nevada 89701-4520 (775) 684-5708 Website: www.nvsos.gov

Filed in the office of	Document Number 20120824054-78

Filing Date and Time
Ross Miller	12/06/2012 9:51 AM
Secretary of State	Entity Number
State of Nevada	E0731622006-8

Amendment to Certificate of Designation After Issuance of Class or Series (PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Certificate of Designation
For Nevada Profit Corporations
(Pursuant to NRS 78.1955 - After Issuance of Class or Series)

1. Name of corporation:
Car Charging Group, Inc.

2. Stockholder approval pursuant to statute has been obtaine.

3. The class or series of stock being amended:

Series A Convertible Preferred Stock

4. By a resolution adopted by the board of directors, the certificate of designation is being amended as follows or the new class or series is:

Pursuant to authority expressly granted and vested in the Board of Directors of the Corporation by the provisions of the Corporation's Certificate of Incorporation, as amended, the Board of Directors adopted the Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock on December 7, 2009 (i) authorizing a series of the Corporation's previously authorized 20,000,000 shares of preferred stock, par value $0.001 per share, and (ii) providing for the desianations, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, of 20,000,000 shares of Series A Convertible Preferred Stock of the Corporation (the "Original Certificate of Designation").

The Board of Directors of the Corporation and the Majority Shareholders of the Series A Convertible Preferred Stock wish to amend the Original Certificate of Designation. See Exhibit A attached hereto.

5. Effective date of filing: (optional)
(must not be later than 90 days after the certificate is filed)
6. Signature: (required)

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

Nevada Secretary of State NRS Amend Designation - After
This form must be accompanied by appropriate fees.	Revised 3-6-09

EXHIBIT "A"

AMENDMENT NO. 1 TO
CERTIFICATE OF DESIGNATIONS,
PREFERENCES AND RIGHTS OF
SERIES A CONVERTIBLE PREFERRED STOCK OF
CAR CHARGING GROUP, INC. (formerly, NEW IMAGE CONCEPTS, INC.)

Car Charging Group, Inc. (formerly, New Image Concepts, Inc.), a Nevada Corporation (the "Corporation"), DOES HEREBY CERTIFY:

Pursuant to authority expressly granted and vested in the Board of Directors of the Corporation by the provisions of the Corporation's Certificate of Incorporation, as amended, the Board of Directors adopted the Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock on December 7, 2009 (i) authorizing a series of the Corporation's previously authorized 20,000,000 shares of preferred stock, par value $0.001 per share, and (ii) providing for the designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, of 20,000,000 shares of Series A Convertible Preferred Stock of the Corporation (the "Original Certificate of Designation").

Recitals

WHEREAS, the Board of Directors of the Corporation and the Majority Shareholders of the Series A Convertible Preferred Stock wish to amend the Original Certificate of Designation.

Amendment

Section 1.          Defined Terms. Unless otherwise indicated herein, all terms which are capitalized but are not otherwise defined herein shall have the meaning ascribed to them in the Original Certificate of Designation.

Section 2.          Amendment to Original Certificate of Designation.

Section 4.1 "Conversion" of the Original Certificate of Designation is hereby amended and restated in its entirety as follows:

"At any time on or after the date of issuance, the holder of any such shares of Series A Preferred Stock may, at such holder's option, elect to convert (a "Conversion") all or any portion of the shares of Series A Preferred Stock held by such person into a number of fully paid and non-assessable shares of Common Stock on a 2.5:1 basis (the "Conversion Rate"). In the event of a liquidation, dissolution or winding up of the Company, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Series A Preferred Stock. In the event of such a redemption or liquidation, dissolution or winding up, the Company shall provide to each holder of shares of Series A Preferred Stock notice of such redemption or liquidation, dissolution or winding up, which notice shall (i) be sent at least fifteen (15) days prior to the termination of the Conversion Rights (or, if the Company obtains lesser notice thereof, then as promptly as possible after the date that it has obtained notice thereof) and (ii) state the amount per share of Series A Preferred Stock that will be paid or distributed on such redemption or liquidation, dissolution or winding up, as the case may be."

Section 3.          Ratifications; Inconsistent Provisions. Except as otherwise expressly provided herein, the Original Certificate of Designation, is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects. Notwithstanding the foregoing to the contrary, to the extent that there is any inconsistency between the provisions of the Original Agreement and this Amendment, the provisions of this Amendment shall control and be binding.

Section 4.          Counterparts. This Amendment may be executed in any number of counterparts, all of which will constitute one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party. Facsimile or other electronic transmission of any signed original document shall be deemed the same as delivery of an original.

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